DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (the “Agreement”) is dated July 13, 2021 by and between HEALTHTECH SOLUTIONS, INC., a Utah corporation (the “Company”), and PAUL MANN, an individual resident of the State of Florida (the “Director”).

WHEREAS, the Company appointed the Director effective as of the date hereof (the “Effective Date”) and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as a member of the Company's Board of Directors, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial term on the Board, which shall end upon the next annual meeting of the stockholders of the Company, shall be subject to approval by the Company’s stockholders.

2. Duties.  During the Directorship Term (as defined herein), the Director shall perform such duties and responsibilities as are customarily performed by a Director, and shall have all responsibilities of a Director imposed by Utah or other applicable law, the Company's Articles of Incorporation and Bylaws, each as amended, including:

•	using best efforts to attend scheduled meetings of the Board;
•	serving on committees of the Board as reasonably requested by the Board;
•	participating as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, and reviewing management performance; and
•	representing the shareholders and the interests of the Company as a fiduciary.

3. Compensation.

(a) Fee. The Company shall pay the Director a fee for services hereunder of Fifty Thousand Dollars ($50,000) per annum (the “Board Compensation”) to be paid in equal quarterly installments of Twelve Thousand Five Hundred Dollars ($12,500) (the “Quarterly Payments”) beginning with the initial payment on June 30, 2021. Following the Initial Payment, Quarterly Payments shall be due on the last business day of each September, December, March and June in the Directorship Term hereof (the “Payment Dates”). The Board Compensation shall be paid either in readily available funds or fully paid, validly issued and non-assessable common stock of the Company (the “Common Stock”), at the sole option of the Board Member, to be exercised by written notice to the Company on or prior to the Payment Date, failing which the Board Compensation shall be paid in cash. In the event that a Quarterly Payment is to be remitted in Common Stock, the number of shares shall be determined by dividing the Quarterly Payment by the closing sale price of the Common Stock on the trading day immediately preceding the applicable Payment Date, as reported by the principal trading market for the Common Stock.

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(b) Restricted Stock.  The Director shall be granted five hundred thousand (500,000) shares of restricted stock, to be granted promptly after the execution of this Agreement pursuant to the Restricted Stock Award Agreement in the form annexed hereto as Appendix A. In addition, the Director shall be granted shares of restricted stock in an amount equal to 0.25% of the fully diluted share count (including any and all outstanding common stock plus convertible securities, including convertible preferred shares, convertible debentures, granted stock options both vested and unvested, and warrants), following each annual stockholders meeting if re-elected as a Director of the Board by the stockholders of the Company (the “Re-Election Award”), the first grant of which will be made if re-elected at the first annual stockholders meeting that occurs at least 12 months after the Effective Date. Upon receipt of a Re-Election Award, the Company shall enter into a new restricted stock award agreement that separately outlines the terms and conditions of the Re-Election Award.

(c) Independent Contractor.  The Director’s legal status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(d) Expense Reimbursements.  During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for any single item of expense in excess of $1,000 or for aggregate expenses during any thirty-day period in excess of $2,500 must be approved in advance by the Company.

4. Directorship Term.  The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the stockholders of the Company; and (d) the resignation by the Director from the Board. In the event that the Director is re-elected at a stockholders meeting, then the Agreement shall be extended, and the term "next annual stockholders meeting" in the preceding sentence shall mean the first annual stockholders meeting occurring after the re-election.

5. Director’s Representation and Acknowledgment.  The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

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6. Director Covenants.

(a) Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, research programs and results, data, scientific concepts, inventions and technical information (collectively, "Company IP"), business and marketing plans, strategies, customer information, other information concerning the Company’s research and development activities, products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are useful to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c) No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with the Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company without the approval of the Board of Directors. Nothing in this Section 6(c) shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Director has no active participation in the business of such corporation.

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(d) Remedies.  The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(e) The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Work Product. In the event that the Director participates in any of the Company's research and development activities ("Company Practice"), or pursues research and development activities that are premised on, or extensions of, in whole or in part, research or development activities carried on by the Company ("Derivative Practice"), then the Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Director or jointly with others and are either materially derivative from Company Practice or Derivative Practice or involved Director's use of Company IP (collectively, “Developments”). The Director agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments and all materials and concepts relating to Developments to the Company. Director hereby assigns to the Company or its designee all of the Director's right, title and interest in and to any and all Developments. The Director agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Director shall sign all documents which may be necessary or desirable in order to protect the Company's rights in and to any Developments, and the Director hereby irrevocably designates and appoints each officer of the Company as the Director's agent and attorney-in-fact to execute any such documents on the Director's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 7 does not apply to an invention for which no equipment, supplies, facility of the Company or Company IP was used, unless the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Director for the Company.

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8. Indemnification; Insurance.  Simultaneous with the execution of this Director Agreement, the Company and the Director will execute an Indemnification Agreement providing for the Company to indemnify the Director for his activities as a member of the Board or any committee of the Board to the fullest extent permitted under the laws of the State of Utah. The Company agrees that at all times during the Directorship Term, the Company will maintain in full force and effect a Directors and Officers liability insurance policy with standard terms of coverage and a per event coverage limit of not less than Two Million Dollars ($2,000,000).

9. Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by email with a read receipt; to:

If to the Company:

Healthtech Solutions, Inc.

181 Dante Avenue

Tuckahoe, NY 10707

Email: rbrantl21@gmail.com

If to the Director:

Paul Mann

_____________________

_____________________

Email: _______________

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10. Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in New York County, New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

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12. Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

13 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

HEALTHTECH SOLUTIONS, INC.

/s/ Edward Swanson
Edward Swanson
Chief Executive Officer

DIRECTOR

/s/ Paul Mann
Paul Mann

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